Exhibit 10.39

Certain confidential information contained in this document, marked by brackets [***], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ADDENDUM “B”

TO MASTER SERVICES AGREEMENT

This agreement between Ness USA, Inc. (f/k/a Ness Global Services, Inc.) (“NESS USA”), a Pennsylvania Corporation, Ness Technologies India Ltd. (“NESS INDIA”), an Indian Company and Ness Technologies, Inc., a Delaware Corporation (collectively “Supplier”) and Chordiant Software, Inc., a Delaware Corporation, is an Addendum (the “Addendum”) to the Master Services Agreement executed on December 15, 2003 (the “Agreement”) between Supplier and Chordiant and is effective as of January 1, 2008.

WHEREAS, the parties hereto wish to modify certain terms of the Agreement and to memorialize additional terms, as more fully set forth below;

Accordingly, in consideration of the promises and covenants set forth below, the parties agree as follows, intending to be legally bound:

1.
Rate Increase.  The EDC billing rate stated in Section 1.3(a) of Attachment 4-A, Service Fees and Expenses, of Exhibit 4 of the Agreement will be revised to [*****] per Compensable person per month.  This rate will apply retroactively from January 1, 2006 and the Jan-Feb invoices will be adjusted accordingly.

2.
Employee Bonus.  The [****] per person bonus as stated in Section 17.9 of the Agreement has been incorporated into the above rate and shall no longer apply retroactively as of January 1, 2006.  Subsequently, all EDC employee bonuses shall be given in accordance Supplier HR policies.  The Chordiant managers shall continue to provide inputs towards the distribution of the bonuses to the EDC employees.

3.
Hardware.  Subsequent to the effective date of this Addendum, Supplier shall provide laptops to all new EDC employees of team lead or higher levels in lieu of standard desktops stated in Exhibit 8 of the Agreement.  The base configuration for all computers supplied pursuant to this Addendum to EDC personnel by NESS shall be at least 2 GB of memory and an 80 GB hard drive.  Furthermore, Supplier shall no longer be contractually obligated to provide servers associated with each increase of 25 EDC employees as outlined In Item 3 of Attachment 8-A of Exhibit 8 of the Agreement.

4.
Vacation Policy.  Effective retroactive from March 1, 2006, EDC employees shall accrue vacation time at a rate of 1.34 days per month in which they provide billable services to the Chordiant EDC. Supplier shall bill Chordiant for any accrued vacation days utilized by any EDC employee; provided however, Chordiant shall not be charged for any used but not accrued vacation time utilized by any EDC employee. Furthermore, EDC employees shall not carry forward any accrued but unused vacation time to the following calendar year.

5.	Conflict with Agreement. If any terms of this Addendum conflict with Agreement or any Exhibits attached thereto, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have executed this Addendum, intending to be legally bound, as of the day and year written above.

Accepted by:		Accepted by:
/s/ Rocco E. Cozza		/s/ James D. St. Jean
Name:Rocco E. Cozza Title:Corporate Counsel		Name:James D. St. Jean Title:VP Engineering
Date:	3-28-06	Date:	March 28, 2006
For: Ness USA, Inc. Ness Technologies, India Ltd. Ness Technologies, Inc.		For:Chordiant Software Inc.

Certain confidential information contained in this document, marked by brackets [***], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.